Exhibit 99.1

Press Release
Blackstone and Vista Equity Partners Complete Acquisition of Smartsheet
BELLEVUE, Wash., – January 22, 2025 – Smartsheet, the AI enhanced enterprise grade work management platform, today announced the completion of its acquisition by funds managed by Blackstone and Vista Equity Partners (“Vista”) in a transaction valued at approximately $8.4 billion.
The transaction was previously announced on September 24, 2024, and approved by Smartsheet stockholders on December 9, 2024. With the completion of the take private transaction, Smartsheet stockholders are entitled to receive $56.50 in cash for each share of Smartsheet common stock they owned immediately prior to the closing. Smartsheet’s stock has ceased trading, and the company is no longer listed on the New York Stock Exchange.
“We are so pleased to reach another significant milestone, and look forward with optimism to the next chapter for Smartsheet,” stated Mark Mader, President and CEO of Smartsheet. “Working alongside industry powerhouses Blackstone and Vista, Smartsheet can invest with a long-term horizon to the benefit of our customers, partners and team.”
In today’s workplace, collaborative work management and AI-enabled user experiences are more important than ever as companies seek to become more efficient and productive. Smartsheet, Blackstone and Vista will seek to invest to expand the company's leading collaborative work management solutions and deliver exceptional products and experiences for customers and partners. Further, Smartsheet will benefit from Blackstone and Vista’s global expertise to help it scale its international business and make its products and expertise available to customers and partners worldwide.
Sachin Bavishi, a Senior Managing Director at Blackstone, said, “Smartsheet’s enterprise grade work management solutions have long enabled teams at leading organizations to collaborate seamlessly across mission-critical projects and workflows. We are excited to partner with Smartsheet’s management team to deliver even greater value to customers through continued product innovation and investment by leveraging our and Vista’s combined scale and resources.”
“Smartsheet’s intuitive and easy-to-use platform brings people, work and technology together to help teams perform with the pace, scale and proficiency modern enterprises and their workforces have come to expect,” said Monti Saroya, Co-Head of Vista’s Flagship Fund and Senior Managing Director, and John Stalder, Managing Director at Vista. “We are pleased to welcome Smartsheet to the Vista ecosystem, and we look forward to working alongside Blackstone to drive continued product innovation, productivity gains and outstanding customer experiences to thousands of organizations worldwide.”
Advisors
Qatalyst Partners acted as exclusive financial advisor to Smartsheet. Fenwick & West LLP acted as legal counsel to Smartsheet.
Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC acted as financial advisors and Kirkland & Ellis LLP and Simpson Thacher & Bartlett LLP acted as legal counsel to Blackstone and Vista.
About Smartsheet
Smartsheet is the modern enterprise work management platform trusted by millions of people at companies across the globe, including over 85% of the 2024 Fortune 500 companies. The category pioneer and market leader, Smartsheet delivers powerful solutions fueling performance and driving the next wave of innovation. Visit www.smartsheet.com to learn more.
About Blackstone
Blackstone is the world’s largest alternative asset manager. We seek to deliver compelling returns for institutional and individual investors by strengthening the companies in which we invest. Our more than $1.1 trillion in assets under management include global investment strategies focused on real estate, private equity, infrastructure, life sciences, growth equity, credit, real assets, secondaries and hedge funds. Further information is available at www.blackstone.com. Follow @blackstone on LinkedIn, X (Twitter), and Instagram.
About Vista Equity Partners
Vista is a leading global investment firm with more than $100 billion in assets under management as of June 30, 2024. The firm exclusively invests in enterprise software, data and technology-enabled organizations across private equity, permanent capital, credit and public equity strategies, bringing an approach that prioritizes creating enduring market value for the benefit of its global ecosystem of investors, companies, customers and employees. Vista’s investments are anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions and proven, flexible management techniques that drive sustainable growth. Vista believes the transformative power of technology is the key to an even better future – a healthier planet, a smarter economy, a diverse and inclusive community and a broader path to prosperity. Further information is available at vistaequitypartners.com. Follow Vista on LinkedIn, @Vista Equity Partners, and on X, @Vista_Equity.
Contacts:
For Smartsheet
Lisa Henthorn
pr@smartsheet.com
For Blackstone
Matt Anderson
(518) 248-7310
matthew.anderson@blackstone.com
For Vista Equity Partners
Brian Steel
(212) 804-9170
media@vistaequitypartners.com